Exhibit 99.1

AgFeed Industries Retains Deutsche Bank to Assist with Review of Strategic Growth Initiatives

New York, New York --(MARKET WIRE)—May 27, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industries, today announced that the Company has engaged Deutsche Bank, a leading global investment banking firm, to advise AgFeed with strategic growth initiatives.

Founded in 1995 by founders/managers, AgFeed has two integrated profitable business lines in China: premix animal feed and hog production. AgFeed is currently the largest premix feed company in China in terms of revenues and the largest commercial hog producer with over 500,000 hogs in annual production.

Songyan Li, PhD, AgFeed’s Chairman commented: ”China represents the world’s largest hog production and pork consumer market with healthy margins. AgFeed is a market leader and provides an effective platform for accessing this vast market by global agricultural product companies. Our 700 plus and growing independently owned feed product chain store distribution network further presents long term strategic value.  We believe that there are many opportunities for growth including strategic acquisitions, organic growth and potential strategic arrangements with large global protein producers and agricultural suppliers. We look forward to working with Deutsche Bank to consider and implement our long-term growth strategy.”

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S. Approximately 75% of China's total hog supply is from backyard individual hog farmers, while approximately 65% of China's total meat consumption is pork.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:

U.S. Contact: Mr. Arnold Staloff Independent Board Member AgFeed Industries, Inc. Tel: 212-631-3510	Corporate Contact: Mr. Sam Zhou, Corporate Development AgFeed Industries, Inc. Tel: 011-86-13925912908 Email: mailto:info@agfeedinc.com